Exhibit 10(h)-4

[FORM OF]

OPTION AGREEMENT

GRANTS TO INDEPENDENT DIRECTORS

        THIS AGREEMENT, dated as of the of ("Grant Date") and entered into by and between Ethan Allen Interiors Inc. (the "Company") and (the "Participant"),

        WITNESSETH THAT:

        WHEREAS, the Company maintains the Amended and Restated 1992 Stock Option Plan, as amended from time to time (the “Plan”); and

        WHEREAS, the Participant is an “Independent Director” who has been selected to receive an award of options under the Plan; and

        WHEREAS, to the extent not specified in the Plan, the terms of the award have been determined by the Committee and are set forth in this Agreement;

        NOW THEREFORE, IT IS AGREED between the Company and the Participant as follows:

        1. Award; Option Price. The Participant is hereby awarded, as of the Grant Date the Option to purchase shares of Common Stock. The Option Price of each share of Common Stock subject to the Stock Option shall be $ (closing price as of the ).

        2. Vesting; Forfeitures. The Stock Option shall become exercisable in accordance with the following schedule:

Number of Shares	Date
50%	First Anniversary
100%	Second Anniversary

The Stock Option shall be forfeited as of the date of the Participant’s service as an “Independent Director” of the Company terminates for any reason to the extent that it is not then exercisable pursuant to the foregoing schedule.

    3.        Exercise. Subject to the terms of this Agreement and the Plan, the Stock Option may be exercised in accordance with the following:

    (a)        To the extent that it is exercisable, the Stock Option may be exercised in whole or in part at any time prior to the Expiration Date (as defined in paragraph 4); provided, however that, the Stock Option may only be exercised with respect to whole shares of Common Stock.

    (b)        The Stock Option may be exercised with respect to no less than 100 shares of Common Stock, or if less than 100 shares are then exercisable, the number of whole shares then exercisable.

    (c)        Payment of the Option Price (and the amount of any required taxes) may be made by cash or check in an amount equal to the aggregate Option Price (and the amount of any required taxes).

    4.        Expiration Date. For purposes of this Agreement, the “Expiration Date” shall be the close of business on the earlier of the following dates (or if such date is not a business day, the last business day preceding such date):

    (a)        the date which is 10 years from ; or

    (b)        the date which is 90 days after the Participant’s service as an “Independent Director” of the Company is terminated for any reason.

    5.        Defined Terms; Terms of Plan. Unless the context clearly indicates otherwise, defined terms as used in this Agreement shall have the same meaning as ascribed to those terms under the Plan. Notwithstanding any other provision of this Agreement, the terms of the Plan shall govern and the Stock Option shall be subject, in all respects, to the terms and conditions of the Plan.

    6.        Counterparts. This Agreement may be exercised in counterparts.

        IN WITNESS WHEREOF, the Participant has hereunto set his hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the date first above written.

—————————————— , Participant

ETHAN ALLEN INTERIORS INC. By —————————————— Its President and CEO